Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 24, 2018

Public Service Company of New Hampshire

PSNH Funding LLC 3

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Re:                             Registration Statement on Form SF-1 (File Nos. 333-223108 and 333-223108-01)

Ladies and Gentlemen:

We have acted as counsel to PSNH Funding LLC 3, a Delaware limited liability company (the “Issuing Entity”), and Public Service Company of New Hampshire, a New Hampshire corporation and the Issuing Entity’s direct parent (“PSNH”), in connection with the issuance and sale of $635,663,200 aggregate principal amount of Rate Reduction Bonds (the “Bonds”) pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Issuing Entity and PSNH with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Bonds are being issued under an Indenture (the “Base Indenture”), as supplemented by a Series Supplement (the “Series Supplement,” and together with the Base Indenture, the “Indenture”), by and between the Issuing Entity and the Bank of New York Mellon, as trustee.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Issuing Entity and PSNH, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware Limited Liability Company Act.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Bonds have been duly executed and authenticated in

Public Service Company of New Hampshire

PSNH Funding LLC 3

accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Bonds will constitute valid and binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP